SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

August 30, 2017

Date of Report (Date of earliest event reported)

PHARMACYTE BIOTECH, INC.

(Exact Name of Registrant as Specified in its Charter)

Nevada	333-68008	62-1772151
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

23046 Avenida de la Carlota, Suite 600 Laguna Hills, CA	92653
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (917) 595-2850

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[_] Written communications pursuant to Rule 425 under the Securities Act

[_] Soliciting material pursuant to Rule 14a-12 under the Exchange Act

[_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

[_] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company [_]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [_]

Item. 1.01	Entry into a Material Definitive Agreement.

On August 30, 2017, PharmaCyte Biotech, Inc. (“Company”) entered into a binding term sheet (“Term Sheet”) with SG Austria Pte. Ltd. (“SG Austria”) and Austrianova Singapore Pte. Ltd. (“Austrianova Singapore” and together with SG Austria, “Austrianova”), to memorialize their agreement to amend certain written agreements between them.

The Term Sheet provides that the Company’s obligation to make milestone payments to Austrianova will be eliminated in their entirety under (i) the License Agreement between the Company and Austrianova Singapore dated as of December 1, 2014, as amended (“Cannabis License Agreement”), (ii) the License Agreement between the Company and Austrianova Singapore dated as of June 25, 2013, as amended (“Diabetes License Agreement”) and (iii) the Asset Purchase Agreement between the Company and SG Austria dated as of May 26, 2011, as amended and clarified (“Asset Purchase Agreement”). The Term Sheet also provides that the scope of the Diabetes License Agreement will be expanded to include all cell types and cell lines of any kind or description now or later identified, including, but not limited to, primary cells, mortal cells, immortal cells and stem cells at all stages of differentiation and from any source specifically designed to produce insulin for the treatment of diabetes.

In addition, the Term Sheet provides that the Company will have a 5-year right of first refusal in the event that Austrianova chooses to sell, transfer or assign at any time during such period the Cell-in-a-Box® tradename and its associated technology, intellectual property, trade secrets and know-how, which includes the right to purchase any manufacturing facility used for the Cell-in-a-Box® encapsulation process and a non-exclusive license to use the special cellulose sulphate utilized with the Cell-in-a-Box® encapsulation process (collectively, “Associated Technologies”); provided, however, that the Associated Technologies subject to the right of first refusal do not include Bac-in-a-Box®. Additionally, for a period of one year following the date of the Term Sheet, the Term sheet provides that Austrianova will not solicit, negotiate or entertain any inquiry regarding the potential acquisition of the Cell-in-a-Box® and its Associated Technologies.

The Term Sheet further provides that (i) the royalty payments on gross sales as specified in the Cannabis License Agreement, the Diabetes License Agreement and the Asset Purchase Agreement will be changed to 4% and (ii) the royalty payments on amounts received by the Company from sublicensees on sublicensees’ gross sales under the same agreements will be changed to 20% of the amount received by the Company from its sublicensees, provided, however, that in the event the amounts received by the Company from sublicensees is 4% or less of sublicensees’ gross sales, Austrianova will receive 50% of what the Company receives (up to 2%) and then additionally 20% of any amount the Company receives over 4%.

The Term Sheet provides that Austrianova will receive 50% of any other financial and non-financial consideration received from the Company’s sublicensees of the Cell-in-a-Box® technology. The Term Sheet also provides that the Company will pay Austrianova Singapore $150,000 per month for a period of six months.

Finally, the Term Sheet provides that Prof. Walter H. Günzburg, who currently serves as the Chief Scientific Officer of the Company, will not receive any cash compensation from the Company for services rendered as the Company’s Chief Scientific Officer, for a period of six months beginning September 1, 2017.

The foregoing summary of the Term Sheet is subject to, and qualified in its entirety by, the Term Sheet which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 7.01	Regulation FD Disclosure.

Attached hereto as Exhibit 99.1 is a copy of the Company’s press release dated September 6, 2017, regarding the Term Sheet. The information furnished in this Item 7.01, including Exhibit 99.1, shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section.

Item 9.01	Financial Statements of Exhibits.

(d) Exhibits

10.1	Binding Term Sheet between the Company, S.G. Austria Pte. Ltd. and Austrianova Singapore Pte. Ltd. dated August 30, 2017.

99.1	The Company’s press release dated September 6, 2017 (furnished pursuant to Item 7.01).

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 6, 2017

PHARMACYTE BIOTECH, INC.

By:	/s/ Kenneth L. Waggoner
Kenneth L. Waggoner Chief Executive Officer President and General Counsel

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EXHIBIT INDEX

Exhibit No.                                                             Description

10.1	Binding Term Sheet between the Company, Austrianova Singapore Pte. Ltd. and SG Austria Pte. Ltd. dated August 30, 2017.

99.1	The Company’s press release dated September 6, 2017 (furnished pursuant to Item 7.01).

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